Vertical Recovery Management, LLC
LOAN SERVICING AGREEMENT

This Loan Servicing Agreement (the "Agreement") is dated **September 29, 2011** and is between **Vertical Recovery Management, LLC located at 7700 Irvine Center Drive, Suite 150, Irvine, CA 92618,** ("Servicer") licensed by the State of California as a [x] Real Estate Broker or [ ] California Finance Lender, and **Vertical Capital Income Fund LLC**, the lender or lenders whose signatures appear below and in counterparts to this Agreement (together, the "Lender"). If the Loan is owned by multiple Lenders, the Lenders who own more than 50% of the Loan are called the "Majority" in this Agreement. The parties agree as follows:

1. Scope. Lender retains Servicer as Lender's agent to employ commercially reasonable and prudent practices to collect all scheduled payments on the Loan identified above (the "Loan"), including the protection of the security for the Loan. Servicer shall consult with and follow instructions from Lender on non-routine collection matters. If the Loan is owned by multiple Lenders (a "Multi-Lender Loan"), Servicer shall consult with all Lenders but shall only follow instructions from the Majority.

2. Term and Termination. This Agreement shall commence when all necessary documents to service loan are received by "Servicer" or the date set forth below, whichever is later. It shall terminate when any of these events occur: (a) payment in full of the Loan and reconveyance of the deed(s) of trust securing the Loan; (b) 30 days written notice by Servicer to Lender or (c) unless Paragraph 7 is checked, the recordation of a trustee's deed following a foreclosure of the Loan. Prior to the effectiveness of any termination, Servicer shall deliver to Lender all of Lender's funds, an appropriate accounting and all necessary documentation. At termination, Lender shall immediately reimburse Servicer for any outstanding advances made pursuant to paragraph 4.

3. Specific Loan Servicing Functions. Servicer shall: (a) issue payment coupons or monthly statements to the borrower directing Loan repayment to Servicer, (b) issue payoff demands, beneficiary statements and mortgage ratings, (c) demand, receive and collect all Loan payments, deposit them by the next business day into Servicer's trust account and pay them to Lender within 25 days of receipt; (d) issue annual income tax statements to the borrower and Lender; (e) answer borrower inquiries, demands and requests; (f) grant appropriate payment deferrals, but not of the maturity of the Loan unless approved by Lender or the Majority in the case of a Multi-Lender Loan; (g) monitor the continued effectiveness and claims on any property insurance listed in the Loan escrow instructions; (h) request and receive notices of default on senior liens; (i) receive notices of property tax delinquencies, should a tax service be ordered thru escrow or subsequently; (j) to execute and deliver on Lenders' behalf and in Lenders' name any documents necessary or convenient for the exercise of any rights or duties which Lender may have under the Deed of Trust, including but not limited to Substitution of Trustee, Request for Full or Partial Reconveyance, Payoff Demands, Beneficiary Statements, Declarations and Notices of Defaults, bidding authorizations and other instructions to the Trustee (appointed or substituted) of the Deed of Trust; (k) to endorse to Servicer's Trust Account any checks or money orders payable to Lender and to deposit them by the next business day into Servicer's trust account; (l) with the consent of Lender or the Majority, as the case may be, initiate and direct judicial or non-judicial foreclosure of the Loan, as Lender or the Majority deem appropriate, and with such consent, communicate to the trustee or sheriff the amount of any credit bid. Lender also agrees and authorizes Servicer to employ any outside services such as, but not limited to, appraisers, attorneys and foreclosure companies to further evaluate and protect Lenders' interest in Note and Deed of Trust, all subject to reimbursement upon demand or prior collection of funds to pay for said outside services, including any services provided by Servicer which is not under the scope of this agreement (including but not limited to a trustee fee in a foreclosure situation). Servicer shall promptly communicate to Lender any material information about collection of the Loan and the source of non-borrower Loan payments. Servicer may produce a copy of this Agreement as evidence of its authority.

4. Protective Advances. Lender shall make such advances as necessary.

5. Loan Documents. Client shall retain custody of the original note and Deed of Trust or Mortgage for the Loan (or assignment thereof), unless Servicer is specifically authorized by Client and agrees to retain such

documentation. If Servicer is to maintain custody of the original note and Deed of Trust or Mortgage for the Loan (or assignment thereof), there will be an additional housing fee.

6. Compensation. For its services, Servicer shall be paid: a servicing fee equal to **0.250%** of principal Loan balance annually, all fees for beneficiary statements and demands; **100**% of late charges; **0**% of all prepayment penalties paid; **0%** of early closure fees; **0**% of transaction fees (HELOCS) and **100%** of all wiring fees, advancing, overnight charges, NSF fees, reconveyance fees, advancing fees, demand fees, any other fees earned by servicer and all bankruptcy administration fees, **100%** of sub-servicer fees, if any. Servicer's compensation is subject to change upon 30 days written notice to Lender; Lender may avoid changes by terminating this Agreement in writing within the 30-day period. Servicer is guaranteed to receive a minimum of three (3) months service fees based on original principal balance. Fees subject to change after review of file(s). Should file be withdrawn from servicing by Lender, Lender shall pay Servicer $50.00 cancellation fee. (This may be in addition to the minimum 3 month servicing fee guarantee.)

7. Real Estate Owned. [**X**] If this box is checked, Servicer is also Lender's agent to liquidate any real estate acquired by Lender in foreclosure of the Loan (the "Property"). Servicer's pre-foreclosure servicing fee shall continue as if the Loan was unpaid. An additional contract shall be signed at that time outlining terms and fees of retaining VFG to manage the real estate. Servicer shall: (a) arrange appropriate property insurance; (b) manage the Property, including arranging maintenance, tenant relations, repair and security; (c) arrange for the valuation and resale of the Property, including hiring a Realtor® or Broker, at customary commission rates, to list, show and sell the Property; and (d) accept reasonable offers on the Property, at the price and terms approved by Lender (or the Majority on a Multi-Lender Loan) and execute all necessary and appropriate documentation to carry out the sale. Advances by Lender or Servicer are subject to the terms of paragraph 4.

8. Lender further understands and agrees that the security for any Note and Deed of Trust is directly related to the equity in the security real estate as shown in the Lender Disclosure Statement and THAT NO WARRANTIES ARE IMPLIED OR EXPRESSED. Lender understands that the value or salability of real estate can change at any time and therefore, that equity in the security real estate can increase or decrease. Lender hereby releases Servicer from any liability whatsoever in connection with the determination of the value of the security real estate.

9. Lender further understands and agrees that if this loan has been previously serviced by another servicing agent or by the lender, Servicer shall rely on all info transmitted to Servicer from former servicer of lender. Servicer does not have a duty to Lender to research any information given to "Servicer" as to the correctness of such information.

10. Lender hereby indemnifies Servicer from any and all liability, including attorney's fees and costs incurred in defending a legal action naming Servicer as defendant, which might arise during the course of or subsequent to Servicer's execution of its duties hereunder, including but not limited to being named as defendant based on former servicer's actions unless said liability arises due to Company's own negligence or mistake as determined by a court of competent jurisdiction. Additionally, Lender holds Servicer harmless against any losses caused by fire or other hazard on non-insured properties if said property was uninsured prior to receipt of file from former servicer (on takeover files) or escrow holder (on new closings) and within 60 days of receipt of complete file information to Servicer. Additionally, Lender holds Servicer harmless against any losses caused by Notices of Defaults and/or Notices of Trustee Sale recorded against the property if said Notice was recorded prior to receipt of complete file information from former Servicer (on takeover files) or escrow holder (on new closings) and within 60 days of receipt of complete file information to Servicer.

11. Lender agrees that should a tax service not be ordered through originating loan broker or requested through Servicer in writing, Lender holds Servicer harmless from any losses incurred by Lender should tax default occur.

12. Lender agrees that Servicer is not responsible for monitoring underlying lien(s) unless specific delinquency notice from underlying lien(s) has been received by Servicer.

13. Arbitration. All disputes between the parties and/or the borrower, and their respective officers, directors, agents, employees and assignees, arising out of this Agreement or relating to the Loan, including,

the arranging and servicing of the Loan and any services in connection with Property acquired, shall be determined by binding arbitration under the applicable rules of the American Arbitration Association. Judgment on the arbitrators' award may be entered in any court having jurisdiction. Lender acknowledges that by agreeing to arbitration, Lender is waiving Lender's right to have the dispute litigated in a court or jury trial, with rights of discovery, application of the rules of evidence and appeal.

14. This Agreement shall bind and insure to the benefit of all the heirs, executors, administrators, successors and assigns of the parties.

The undersigned "LENDER" understands that a portion of said servicing fee(s) might be paid to outside parties who may, or may not, provide referral, finder or other services. Such persons may include, but are not limited to, individuals or corporations licensed by the Department of Real Estate or by other governmental or regulatory entities.

Dated: 9/29/11

Vertical Capital Income Fund LLC

BAYARD CLOSSER

By:

Dated: 9/29/11

Vertical Recovery Management LLC

GOS ALTUNATRYAN

By: